Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 12, 2025, with respect to the financial statements of PHX Minerals, Inc. included in the Registration Statement (Form S-1) and related Prospectus of WhiteHawk Income Corporation for the registration of its common stock.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma
May 11, 2026